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                                                                EXHIBIT 99.14(d)


                        [BAKER & MCKENZIE LETTERHEAD]



October 17, 1996

Nuveen Flagship Multistate Trust I
333 West Wacker Drive
Chicago, IL  60606

        Re: Reorganization of Nuveen Florida Tax-Free Value Fund and Flagship Florida Double Tax Exempt Fund

Ladies and Gentlemen:

We have acted as special Florida counsel for Nuveen Flagship Multistate Trust I (the "Trust") and Nuveen Florida Tax-Free Fund (the "Acquiring Fund") in connection with a Reorganization whereunder the Acquiring Fund will acquire through merger Flagship Florida Double Tax Exempt Fund (the "Acquired Fund"), concerning a Registration Statement being filed by the Trust on Form N-14 (Registration Nos. 333-09521 and 811-07747, respectively) with respect to such Reorganization. The Trust is a business trust organized under the laws of the Commonwealth of Massachusetts.


We hereby consent to the filing of this letter as an exhibit to such Registration Statement and to the reference to our firm under the caption "Tax Matters - State Tax Matters" in the Statement of Additional Information which is a part of such Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Jonathan H. (Jason) Warner
    Jonathan H. (Jason) Warner

JHW/jhw